UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

ANCESTRY.COM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 14, 2012

Re:	Ancestry.com Inc.
2012 Annual Meeting of Stockholders—May 24, 2012
Proposal One—Election of Directors

Dear Stockholder:

We are writing to ask you to support the Board of Directors’ recommendation and vote FOR each of the nominees for election to the Board of Directors listed in the Company’s Proxy Statement (the “Proxy”) for the Ancestry.com Inc. 2012 Annual Meeting of Stockholders, scheduled for May 24, 2012 (Proposal One).

We are pleased that a leading proxy advisory firm, Glass, Lewis & Co., Inc., has recommended votes FOR election of all of the nominees to the Board of Directors. Unfortunately, another proxy advisory firm, Institutional Stockholder Services Inc. (ISS), has recommended a vote against two of our nominees, Thomas Layton and Elizabeth Nelson.

The Board of Directors strongly disagrees with ISS. According to its report, ISS recommended votes against Mr. Layton and Ms. Nelson due to their membership on the Compensation Committee and ISS’s assertion that there is a “pay for performance” disconnect as a result of an increase in our CEO’s pay from 2010 to 2011, both in absolute terms and relative to the ISS peer group. We strongly disagree with ISS. In particular we note that:

•	We entered into a new employment agreement with our CEO, Mr. Sullivan, during 2011, and we granted stock options and restricted stock units to Mr. Sullivan at that time.

•	Prior to this new agreement, Mr. Sullivan had not received any equity awards since 2008.

•	Mr. Sullivan’s new equity awards do not start to vest until three years after the grant date and do not vest in full until five years after the grant date.

•	The Board does not currently contemplate any additional equity grants for Mr. Sullivan.

•	Both ISS and our compensation expert (Frederic W. Cook & Co.) found Mr. Sullivan’s salary and bonus to be low in prior years, compared to our peer group.

Last year, ISS recommended that stockholders vote FOR our Say on Pay proposal; that proposal received 99% support. The decision to grant the stock options and restricted stock units to Mr. Sullivan was the culmination of extended, careful deliberations by the Compensation Committee, working closely with Frederic W. Cook & Co. The Board of Directors strongly believes the approach it adopted struck the appropriate balance of relevant factors and is fully aligned with our future performance.

For 2011, more than 93% of Mr. Sullivan’s total compensation as reported in the Proxy was tied to our stock price. In addition, approximately 41% of Mr. Sullivan’s total compensation as reported in the Proxy consists of unvested stock options, which will only have value to the extent our stock price increases over the exercise price of the award ($39.34 per share). The Board of Directors believes that the structure of these awards (including the extended vesting schedule and mix of stock options and restricted stock units) will strongly incentivize Mr. Sullivan to remain as CEO at the Company and work to increase stockholder value.

For these reasons, we strongly urge you to vote FOR each of the nominees for the Board of Directors listed in the Proxy (Proposal One), including Mr. Layton and Ms. Nelson.

We welcome the opportunity for direct dialogue with our stockholders, and appreciate your continued support of Ancestry.com.

Sincerely,

/s/ Charles M. Boesenberg
Chairperson, Compensation Committee

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR THE BOARD OF

DIRECTORS LISTED IN THE PROXY (PROPOSAL ONE)

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Ancestry.com has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders for an estimated fee of $15,000, plus out-of-pocket expenses.